[On Goodwin Procter LLP Letterhead]

EXHIBIT 8

December 19, 2003

Seacoast Financial Services Corporation

One Compass Place

P.O. Box 2101

New Bedford, MA 02740

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to Seacoast Financial Services Corporation, a Massachusetts corporation (“Parent”), in connection with (i) the proposed merger of Coast Merger Sub Corporation, a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), with and into Abington Bancorp Inc., a Massachusetts corporation (the “Company”), pursuant to the Agreement and Plan of Merger dated as of October 20, 2003 (the “Merger Agreement”) between Parent, Merger Sub and the Company (“Merger 1”), and (ii) the proposed merger of the Company with and into Parent immediately following Merger 1 (“Merger 2” and, together with Merger 1, the “Merger”). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of the opinion set forth below, we have reviewed and relied upon the Merger Agreement, the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) of Parent and the Company included in the Registration Statement on Form S-4 filed by Parent on or about the date hereof with the Securities and Exchange Commission in connection with the issuance in the Merger of shares of Parent’s common stock (the “Registration Statement”), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by Parent and the Company in (i) representation letters provided to us in connection with our preparation of this opinion, (ii) the Proxy Statement/Prospectus and (iii) the Merger Agreement, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such

Seacoast Financial Services Corporation

December 19, 2003

documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Merger will be consummated in accordance with the Merger Agreement, that the Merger will qualify as a merger under the applicable laws of Massachusetts, that each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and that the Merger Agreement is valid and binding in accordance with its terms.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the federal income tax consequences of any aspect of the Merger.

* * * *

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) the discussion set forth in the Registration Statement under the heading, “Federal Income Tax Consequences,” to the extent it describes legal matters or legal conclusions, is accurate in all material respects.

* * * *

We express no opinion herein other than the opinion expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. You should recognize that our opinion is not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinions.

This opinion is being provided to you solely in connection with the filing of the Registration Statement. Without our prior written consent, it may not be relied upon by any

Seacoast Financial Services Corporation

December 19, 2003

other person or entity or used for any other purpose, and may not be made available to any other person or entity.

We consent to the reference to our firm under the caption “Federal Income Tax Consequences” in the Proxy Statement/Prospectus and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933.

Very truly yours,

/S/ GOODWIN PROCTER LLP

Goodwin Procter LLP